EXHIBIT 99.1

CMGI REPORTS FIRST QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS

REVENUE AND OPERATING RESULTS UP SIGNIFICANTLY AS A RESULT OF

MODUS ACQUISITION

Waltham, Mass. December 6, 2004 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its first quarter ended October 31, 2004.

Q1 2005 vs. Q1 2004 Operating Highlights

•	Total Net Revenue, increased 171% to $257.1 million

•	Total Operating Income, improved by 134% to $2.4 million

•	Non-GAAP Operating Income, improved by 385% to $9.0 million

“I am pleased with today’s announcement. The Modus Media acquisition, completed on August 2, has made CMGI a stronger company. The first quarter results, which are the first to include the results of the acquisition, reflect significant improvement in our operating and financial performance. Compared to a year ago, our revenues have more than doubled, with an operating income of $2.4 million. This is the company’s first quarterly operating profit in 9 years and demonstrates the progress we are making focusing on operations and executing our integration plan,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI.

CMGI reported net revenue of $257.1 million for the quarter ended October 31, 2004. This compares to net revenue of $94.9 million for the same period in fiscal 2004, an increase of $162.2 million, or 171%, year over year. This increase was primarily attributable to the acquisition of Modus, as well as new U.S.-based supply chain management customer programs awarded during the third quarter of fiscal 2004.

CMGI reported operating income of $2.4 million for the first quarter of fiscal 2005, compared to an operating loss of $7.1 million for the same period in fiscal 2004, an increase of $9.5 million, or 134%, year over year. The increase in operating income was largely the result of the acquisition of Modus, and to a lesser extent, reductions in restructuring costs and general and administrative expenses. In addition, including the impact of the acquisition of Modus, gross margins increased from 8% to 12%, year over year. Operating income for the first quarter of fiscal 2005 included charges related to the amortization of intangible assets and stock-based compensation and depreciation totaling $5.2 million, and net restructuring charges of $1.4 million. Included in the Company’s operating loss for the first quarter of fiscal 2004 were charges related to the amortization of stock-based compensation and depreciation totaling $2.3 million, and net restructuring charges of $1.7 million.

CMGI reported a net loss of $0.6 million, or ($0.00) diluted loss per share, for the first quarter of fiscal 2005. This compares to net income of $29.9 million, or $0.07 diluted earnings per share, for the first quarter of fiscal 2004 and represents a year over year decrease of $30.5 million, or 102%. Net income in the first quarter of fiscal 2004 included non-operating gains of approximately $42.1 million, of which approximately $40.5 million represents the gain on the sale of Overture Services, Inc. common stock.

Excluding the effects of charges related to depreciation, amortization of intangible assets and stock-based compensation, long-lived asset impairment, and restructuring, CMGI reported non-GAAP operating income of $9.0 million for the first quarter of fiscal 2005. This compares to a non-GAAP operating loss of $3.2 million for the same period of the prior year, and represents an increase of $12.2 million, or 385%, year over year. The improvement in non-GAAP operating income was primarily attributable to the Modus acquisition, and to a lesser extent, reductions in general and administrative expenses within the Company’s base business.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of these items was excluded because they may be considered to be of a non-operational nature. Historically, the Company has recorded significant impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss) to assist in evaluating the performance of the Company’s core operations. Non-GAAP operating income/(loss) does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP results should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) is included in the statements of operations information in this release.

As of October 31, 2004, CMGI had consolidated cash, cash equivalents and marketable securities of $180.2 million, versus consolidated cash, cash equivalents and marketable securities of $272.2 million at the end of the prior quarter. Cash, cash equivalents and marketable securities decreased in the first quarter of fiscal 2005 primarily due to a net cash payment of approximately $66.2 million to retire Modus’ debt and pay certain deal-related costs. The additional cash usage during the quarter was primarily related to funding the ongoing operating activities of the Company and certain remaining obligations relating to prior restructuring initiatives.

Conference Call Scheduled for December 6th

CMGI will hold a conference call to discuss its fiscal 2005 first quarter results at 5:00 p.m. Eastern Time on December 6, 2004. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiaries, ModusLink and SalesLink, provides technology and product solutions that help businesses market, sell and distribute their products and services. CMGI’s venture capital affiliate, @Ventures, invests venture capital in a variety of technology ventures. For additional information see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus acquisition and our integration efforts, and our anticipated operating performance in our target markets. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus acquisition or the financial forecasts of CMGI following the Modus acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	October 31, 2004	July 31, 2004	October 31, 2003
Net revenue	$257,126	$96,466	$94,888

Operating expenses:
Cost of revenue	225,475	90,392	87,410
Selling	5,550	1,751	1,197
General and administrative	19,479	9,469	11,637
Amortization of intangible assets and stock-based compensation	2,852	71	102
Restructuring, net	1,336	38	1,686

Total operating expenses	254,692	101,721	102,032

Operating income (loss)	2,434	(5,255)	(7,144)

Other income (deductions):
Other gains (losses), net	(1,870)	(85)	42,144
Minority interest	3	43	(2,281)
Equity in income (losses) of affiliates, net	199	(785)	44
Interest income	630	748	974
Interest expense	(423)	(505)	(396)

Total	(1,461)	(584)	40,485

Income (loss) from continuing operations before income taxes	973	(5,839)	33,341
Income tax expense	1,526	649	2,989

Income (loss) from continuing operations	(553)	(6,488)	30,352

Discontinued operations, net of income taxes:
Loss from discontinued operations	—	(314)	(491)

Net income (loss)	$(553)	$(6,802)	$29,861

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.00)	$(0.02)	$0.08

Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)

Earnings (loss)	$(0.00)	$(0.02)	$0.08

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.00)	$(0.02)	$0.07

Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)

Earnings (loss)	$(0.00)	$(0.02)	$0.07

Shares used in computing basic earnings (loss) per share	469,720	400,845	395,735

Shares used in computing diluted earnings (loss) per share	469,720	400,845	402,535

CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2004	July 31, 2004	October 31, 2003
Net revenue:

eBusiness and Fulfillment
Americas	$107,266	$55,261	$51,720
Asia	51,329	7,350	9,242
Europe	98,453	33,744	33,761

Total eBusiness and Fulfillment	257,048	96,355	94,723
Managed Application Services	78	111	165

	$257,126	$96,466	$94,888

Operating income (loss):

eBusiness and Fulfillment
Americas	$313	$130	$(33)
Asia	6,907	(129)	(246)
Europe	(1,205)	(409)	1,091

Total eBusiness and Fulfillment	6,015	(408)	812
Enterprise Software and Services	—	23	—
Managed Application Services	78	85	161
Other	(3,659)	(4,955)	(8,117)

	$2,434	$(5,255)	$(7,144)

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$2,593	$1,574	$1,268
Asia	9,179	(129)	(217)
Europe	447	(409)	1,139

Total eBusiness and Fulfillment	12,219	1,036	2,190
Managed Application Services	78	111	161
Other	(3,297)	(4,895)	(5,506)

	$9,000	$(3,748)	$(3,155)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets and stock-based compensation and restructuring.

TABLE RECONCILING GAAP OPERATING INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)

GAAP Operating income (loss)	$2,434	$(5,255)	$(7,144)
Adjustments:
Depreciation	2,378	1,398	2,201
Amortization of intangible assets and stock-based compensation	2,852	71	102
Restructuring, net	1,336	38	1,686

Non-GAAP Operating income (loss)	$9,000	$(3,748)	$(3,155)